Exhibit 99.2

2504 Wheelock Square

1717 Nanjing West Road

Shanghai 200040, China

Tel: 86 (21) 5407 5836

Fax: 86 (21) 3209 8500

www.frost.com

March 6, 2024

Wing Yip Food Holdings Group Limited

No.9, Guanxian North Rd,

Huangpu Town, Zhongshan City,

Guangdong, China 528429

Re: Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Ladies and Gentlemen,

Reference is made to the registration statement on Form F-1 (the “Registration Statement”) filed by Wing Yip Food Holdings Group Limited (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the use of and references to our name and the inclusion of, summary of and reference to, information, data and statements from our research reports, market surveys and amendments thereto, including, but not limited to, the industry report prepared by us for the Company (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of the foregoing, (i) in the Registration Statement and any amendments thereto, including, but not limited to, under the “Prospectus Summary,” “Risk Factors,” “Industry,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections, as well as the prospectus included in the Registration Statement (together with any prospectus supplement and related free writing prospectus), (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings and/or submissions on Form 20-F, Form 6-K, other registration statements and other SEC filings or submissions (collectively, the “SEC Filings”), (iv) in any future offering documents, (v) in institutional and retail roadshows and other activities in connection with the Proposed IPO and other capital raising transactions, (vi) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, and (vii) in other publicity and marketing materials in connection with the Proposed IPO and other capital raising transactions.

We do not assume responsibility for updating our report as of any date subsequent to the date of the Reports and assume no responsibility for advising you of any changes with respect to any matters described in the report that may occur subsequently.

We further hereby consent to the filing of this consent letter, and any of the amendments or supplements thereto, as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Charles Lau
Name:	Charles Lau
Title:	Executive Director